Cumberland Pharmaceuticals Reports
11.6% Fourth Quarter 2024 Revenue Growth
2024 highlights include expanded product labeling, key FDA designations and new study publications
Recent developments include Phase 2 DMD Study Breakthrough Results and Vibativ China approval

NASHVILLE, TENNESSEE (Tuesday, March 4, 2025) – Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company, announced today that its product portfolio of FDA-approved brands delivered combined net revenues of $10.4 million during the fourth quarter of 2024, an 11.6% increase over the prior year period. Net revenues for the full year 2024 were $38 million.
Cumberland ended the year with $76 million in total assets – including $18 million in cash, $53 million in liabilities and $23 million of shareholders’ equity.
“2024 was a transformative year for our Company, marked by expanded product labeling, key FDA designations and significant new study publications that underscore our commitment to improving patient care,” said Cumberland Pharmaceuticals CEO A.J. Kazimi. “As we move into 2025, we remain focused on driving growth, delivering value to our stakeholders and advancing our mission.”
Cumberland started 2025 with several significant developments, including:
•Cumberland recently announced positive top-line results following completion of its Phase II study evaluating ifetroban in patients with cardiomyopathy associated with Duchenne muscular dystrophy. This marks a breakthrough for these patients, as it is the first successful Phase II study specifically targeting the cardiac complications of their condition.
•The Company learned that its potent antibiotic, Vibativ®, received approval by the regulatory authorities in China – the world’s second largest pharmaceutical market. This milestone adds to Cumberland’s growing international business, as it also began shipping Vibativ to Saudi Arabia and completed the needed product training to launch the product there.
HIGHLIGHTS FOR 2024 INCLUDE:
FDA Granted Orphan Drug Designations for Ifetroban
Cumberland’s ifetroban product candidate received FDA Orphan Drug and Rare Pediatric Disease designations for the treatment of cardiomyopathy in Duchenne muscular dystrophy, a devastating genetic disorder affecting young boys. These designations recognize the urgent need for effective treatments and also provide vital support to accelerate research and development. They represent hope for families and a pathway to bring transformative medicines to a vulnerable patient population more quickly and efficiently. If approved, ifetroban would be the first therapy specifically indicated for DMD-related heart disease.

New Study Compared Caldolor® to Ketorolac
Cumberland announced the publication of new real-world outcomes research demonstrating the safety and health care resource advantages of Caldolor over its main competitor, ketorolac, in both adult and pediatric populations. The study, published in Frontiers of Pain Research, provides compelling evidence that Caldolor is associated with a significantly reduced incidence of adverse drug reactions and improved health care utilizations when compared to ketorolac.
Caldolor Special Report
Cumberland shared a Caldolor Special Report, which was published in Anesthesiology News, General Surgery News and Pharmacy Practice News and presented the growing amount of data supporting the use of Caldolor as a standard of care for the treatment of pain and fever. The results demonstrated that the product is a safe and effective treatment for pain and fever in adults, children and infants.
FDA Approved New, Simplified Dosing Regimen for Acetadote®
Cumberland announced the FDA approval of a supplemental New Drug Application for Acetadote, Cumberland’s IV treatment for preventing or lessening liver injury after ingestion of potentially toxic quantities of acetaminophen. The new, streamlined approach reduces the frequency of medication errors and potentially serious non-allergic anaphylactoid reactions without compromising the effectiveness of Acetadote. By simplifying the dosing regimen, health care providers can administer the life-saving treatment more efficiently, potentially improving patient outcomes.
2024 Sustainability Metrics
Cumberland updated its annual sustainability metrics, detailing the Company’s activities pertaining to its environmental, social and governance matters. Cumberland reported its key findings for 2024, including providing 3.9 million doses of its FDA-approved products to patients and safely disposing of nearly 12,480 pounds of damaged and expired products. Additionally, Cumberland had no products recalled and no clinical trials terminated due to failure to practice good clinical standards in 2024.
Clinical Development Programs
Throughout 2024, Cumberland made significant progress in advancing the Phase II clinical trials evaluating its ifetroban product candidate. The Company closed its study in patients with Duchenne muscular dystrophy, approached the conclusion of enrollment in its systemic sclerosis study and significantly progressed its study in patients suffering from pulmonary fibrosis. These programs are designed to address unmet medical needs in large potential markets.

FINANCIAL RESULTS:
Net Revenue: For 2024, net revenues were $38 million and included $15.3 million for Kristalose®, $9 million for Sancuso® $7.2 million for Vibativ® and $5 million for Caldolor®.
Operating Expenses: Total operating expenses for 2024 were $44 million.
Net Income (Loss): The net loss for the fourth quarter of 2024 was approximately $1.9 million and the year ended December 31, 2024, was approximately $6.4 million.
Adjusted Earnings (Loss): Adjusted loss for the year ended December 31, 2024, was $1.0 million. The adjusted earnings calculation does not include the benefit of the $1.3 million of Vibativ and Sancuso cost of goods, which were received as part of each product’s acquisition.
Balance Sheet: At December 31, 2024, Cumberland had $76 million in total assets, including $18 million in cash and cash equivalents. Liabilities totaled $53 million, including $15 million on the company’s credit facility. Total shareholders’ equity was $23 million at December 31, 2024.

EARNINGS REPORT CALL:
Cumberland will report its 2024 financial results via a conference call today, March 4, 2025, at 4:30 p.m. Eastern Time. To participate in the call, please register at
https://register.vevent.com/register/BIafb49dfab9014db59440ff63e1d827b2.
Registered participants can dial in from their phone using a dial-in and PIN number that will be provided to them. Alternatively, they can choose a “Call Me” option to have the system automatically call them at the start of the conference.
A replay of the call will be available for one year and can be accessed via Cumberland’s website or by visiting:
https://edge.media-server.com/mmc/p/r4puvzy9/.
ABOUT CUMBERLAND PHARMACEUTICALS:
Cumberland Pharmaceuticals Inc. is the largest biopharmaceutical company founded and headquartered in Tennessee and is focused on providing unique products that improve the quality of patient care. The company develops, acquires, and commercializes products for the hospital acute care, gastroenterology and oncology market segments.
The company’s portfolio of FDA-approved brands includes:
•Acetadote® (acetylcysteine) injection, for the treatment of acetaminophen poisoning;
•Caldolor® (ibuprofen) injection, for the treatment of pain and fever;
•Kristalose® (lactulose) oral, a prescription laxative, for the treatment of constipation;
•Sancuso® (granisetron) transdermal, for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy treatment;
•Vaprisol® (conivaptan) injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia; and
•Vibativ® (telavancin) injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections.
The Company also has a series of Phase II clinical programs underway evaluating its ifetroban product candidate in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy, Systemic Sclerosis and Idiopathic Pulmonary Fibrosis.
For more information on Cumberland’s approved products, including full prescribing information, please visit links to the individual product websites, which can be found on the company’s website at www.cumberlandpharma.com.

About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. For full prescribing and safety information, visit www.acetadote.com.
About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and the management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other non-steroidal anti-inflammatory drugs (NSAIDs) as well as patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. For full prescribing and safety information, including boxed warning, visit www.caldolor.com.
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing and safety information, visit www.kristalose.com.
About Sancuso® (granisetron) Transdermal System
Sancuso is the only skin patch approved by the FDA for the prevention of chemotherapy-induced nausea and vomiting (CINV) in patients receiving moderately and/or highly emetogenic chemotherapy. When applied 24 to 48 hours before receiving chemotherapy, the Sancuso patch slowly and continuously releases the medicine contained in the adhesive through clean and intact skin areas into the patient’s bloodstream. It can prevent CINV for chemotherapy regimens of up to five consecutive days. For full prescribing and safety information, visit www.sancuso.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol is contraindicated in patients with hypovolemic hyponatremia. The coadministration of Vaprisol with potent CYP3A inhibitors, such as ketoconazole, itraconazole, clarithromycin, ritonavir and indinavir, is contraindicated. For full prescribing and safety information, including boxed warning, visit www.vaprisol.com.

About Vibativ® (telavancin) for Injection
Vibativ is a patented, FDA-approved injectable anti-infective for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant. Intravenous unfractionated heparin sodium is contraindicated with Vibativ administration due to artificially prolonged activated partial thromboplastin time (aPTT) test results for up to 18 hours after Vibativ administration. Vibativ is contraindicated in patients with a known hypersensitivity to telavancin. For more information, please visit www.vibativ.com.
ABOUT CUMBERLAND EMERGING TECHNOLOGIES:
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN and WinHealth. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace.
CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET’s Life Sciences Center provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.

FORWARD LOOKING STATEMENTS:
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. Forward-looking statements include, among other things, statements regarding the Company’s intent, belief or expectations, and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should,” “seek,” “anticipate,” “look forward” and other comparable terms or the negative thereof. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s operation results. These factors include macroeconomic conditions, including rising interest rates and inflation, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis, failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, natural disasters, public health epidemics, maintaining an effective sales and marketing infrastructure, and other events beyond the Company’s control as more fully discussed in its most recent annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (“SEC”), as well as the Company’s other filings with the SEC from time to time. There can be no assurance that results anticipated by the company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.
SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact:	Media Contact:
Shayla Simpson	Molly Aggas
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(704) 641-6641

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2024 and 2023
(Unaudited)

	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$17,964,184	$18,321,624
Accounts receivable, net	11,701,466	9,758,176
Inventories, net	3,999,995	4,609,362
Prepaid and other current assets	2,786,513	3,025,248
Total current assets	36,452,158	35,714,410
Non-current inventories	11,005,499	12,804,529
Property and equipment, net	277,365	367,903
Intangible assets, net	17,973,449	22,607,918
Goodwill	914,000	914,000
Operating lease right-of-use assets	6,176,923	6,674,394
Other assets	2,784,016	2,692,921
Total assets	$75,583,410	$81,776,075

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,914,266	$14,037,629
Operating lease current liabilities	356,508	348,092
Current portion of long-term debt	5,100,000	—
Other current liabilities	12,250,955	13,596,528
Total current liabilities	31,621,729	27,982,249
Revolving line of credit - long term	10,176,170	12,784,144
Operating lease non-current liabilities	4,939,739	5,296,247
Other long-term liabilities	6,299,795	6,453,566
Total liabilities	53,037,433	52,516,206

Equity:
Shareholders’ equity:
Common stock – no par value; 100,000,000 shares authorized; 13,952,624 and 14,121,833 shares issued and outstanding as of December 31, 2024 and 2023, respectively	46,821,425	47,091,602
Accumulated deficit	(23,967,931)	(17,488,161)
Total shareholders’ equity	22,853,494	29,603,441
Noncontrolling interests	(307,517)	(343,572)
Total equity	22,545,977	29,259,869
Total liabilities and equity	$75,583,410	$81,776,075

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023

Net revenues	$10,435,569	$9,353,066	$37,867,945	$39,552,507
Costs and expenses:
Cost of products sold	1,976,473	1,529,983	6,585,972	6,066,611
Selling and marketing	4,222,554	4,759,230	17,023,023	18,451,765
Research and development	1,292,671	1,264,753	4,816,206	5,834,229
General and administrative	3,326,466	3,439,184	11,126,901	10,651,915
Amortization and impairment	1,459,444	4,539,155	4,748,252	8,102,648
Total costs and expenses	12,277,608	15,532,305	44,300,354	49,107,168
Operating loss	(1,842,039)	(6,179,239)	(6,432,409)	(9,554,661)
Interest income	106,667	81,000	334,444	286,854
Other income	—	—	—	2,828,871
Other income - settlement	—	—	—	475,000
Other income - gain on insurance proceeds	—	—	237,089	346,800
Interest expense	(223,261)	(178,792)	(605,508)	(667,861)
Loss before income taxes	(1,958,633)	(6,277,031)	(6,466,384)	(6,284,997)
Income tax benefit (expense)	56,996	(24,956)	22,669	(45,769)
Net loss	(1,901,637)	(6,301,987)	(6,443,715)	(6,330,766)
Net (income) loss at subsidiary attributable to noncontrolling interests	(2,177)	10,967	(36,055)	51,446
Net loss attributable to common shareholders	$(1,903,814)	$(6,291,020)	$(6,479,770)	$(6,279,320)

Loss per share attributable to common shareholders:
Basic	$(0.14)	$(0.44)	$(0.46)	$(0.44)
Diluted	(0.14)	(0.44)	(0.46)	(0.44)
Weighted-average common shares outstanding:
Basic	13,971,228	14,164,270	14,060,272	14,298,774
Diluted	13,971,228	14,164,270	14,060,272	14,298,774

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2024 and 2023
(Unaudited)

	2024	2023
Cash flows from operating activities:
Net loss	$(6,443,715)	$(6,330,766)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation and amortization expense	4,902,560	4,935,954
Impairment loss on intangible assets	—	3,343,842
Amortization of operating lease right-of-use asset	1,140,738	834,500
Disposal of assets	2,691	20,256
Stock-based compensation	301,895	365,040
Decrease in non-cash contingent consideration	(1,460,804)	(1,253,840)
Increase in cash surrender value of life insurance policies over premiums paid	(139,953)	(124,736)
Noncash interest expense	28,313	15,523
Life insurance proceeds	(237,089)	(346,800)
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	(1,943,290)	3,404,949
Inventories, net	2,408,397	(23,143)
Other current assets and other assets	189,112	65,684
Operating lease liabilities	1,784,089	(1,405,363)
Accounts payable and other current liabilities	(991,359)	3,724,174
Other long-term liabilities	(153,771)	(1,131,453)
Net cash provided by (used in) operating activities	(612,186)	6,093,821
Cash flows from investing activities:
Additions to property and equipment	(66,461)	(281,268)
Additions to intangible assets	(113,253)	(171,783)
Life insurance policy proceeds received	237,556	347,356
Net cash provided by (used in) investing activities	57,842	(105,695)
Cash flows from financing activities:
Borrowings on line of credit	38,488,920	31,475,000
Payments on line of credit	(35,996,894)	(34,890,856)
Payments made in connection with repurchase of common shares	(579,049)	(740,533)
Cash settlement of contingent consideration	(1,716,073)	(3,268,083)
Net cash provided by (used in) financing activities	196,904	(7,424,472)
Net decrease in cash and cash equivalents	(357,440)	(1,436,346)
Cash and cash equivalents, beginning of year	18,321,624	19,757,970
Cash and cash equivalents, end of year	$17,964,184	$18,321,624

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) Attributable to Common Shareholders to Adjusted Earnings (Loss) and Adjusted Diluted Earnings (Loss) Per Share
(Unaudited)

	Three months ended December 31,		Three months ended December 31,
	2024	2024	2023	2023
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net loss attributable to common shareholders	$(1,903,814)	$(0.14)	$(6,291,020)	$(0.44)
Less: Net loss at subsidiary attributable to noncontrolling interests	(2,177)	—	10,967	—
Net loss	(1,901,637)	(0.14)	(6,301,987)	(0.44)
Adjustments to net loss
Income tax (benefit) expense	(56,996)	—	24,956	—
Depreciation and amortization	1,496,394	0.11	4,577,109	0.32
Share-based compensation (a)	74,812	0.01	93,894	0.01
Interest income	(106,667)	(0.01)	(81,000)	(0.01)
Interest expense	223,261	0.02	178,792	0.01
Adjusted loss and Adjusted Diluted loss Per Share	$(270,833)	$(0.02)	$(1,508,236)	$(0.11)
Diluted weighted-average common shares outstanding:		13,971,228		14,164,270

	Year ended December 31,		Year ended December 31,
	2024	2024	2023	2023
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net loss attributable to common shareholders	$(6,479,770)	$(0.46)	$(6,279,320)	$(0.43)
Less: Net income at subsidiary attributable to noncontrolling interests	(36,055)	—	51,446	—
Net loss	(6,443,715)	(0.46)	(6,330,766)	(0.43)
Adjustments to net loss
Income tax (benefit) expense	(22,669)	—	45,769	$—
Depreciation and amortization	4,902,560	0.35	8,279,796	$0.57
Share-based compensation (a)	301,895	0.02	365,040	$0.03
Interest income	(334,444)	(0.02)	(286,854)	$(0.02)
Interest expense	605,508	0.04	667,861	$0.04
Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share	$(990,865)	$(0.07)	$2,740,846	$0.20
Diluted weighted-average common shares outstanding:		14,060,272		14,526,400

The Company provided the above adjusted supplemental financial performance measures, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland’s management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company’s operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company’s operating results. Management believes that presenting these supplemental measures provides useful information about the Company’s underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company’s operating performance.
The Company defines these supplemental financial measures as follows:
•Adjusted Earnings: Net loss adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation, interest income and interest expense. The financial information presented for the year ended December 31, 2023, has been adjusted to be consistent with the current year presentation.

(a) Represents the share-based compensation of Cumberland.

•Adjusted Diluted Earnings Per Share: Adjusted loss divided by diluted weighted-average common shares outstanding.